EXHIBIT 5.1

[Letterhead of Morris, Manning & Martin, LLP]

March 12, 2007

Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Internap Network Services Corporation, a Delaware corporation (the “Registrant”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 1,494,472 shares of the Registrant’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the VitalStream Holdings, Inc. 2001 Stock Incentive Plan (Third Amended and Restated) (the “Plan”).

We have examined and are familiar with the originals or copies, certified or otherwise, identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Registrant and to the authorization and issuance of Shares under the Plan as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Registrant’s registration statement on Form S-8.

Very truly yours, MORRIS, MANNING & MARTIN, LLP /s/ Morris, Manning & Martin, LLP